AMROSE OIL COMPANY

CEO SERVICE AGREEMENT

This agreement is made this 15th day of June, 2011, between Amrose Oil Company and Jim Anderson, a resident of Vancouver, Washington.

1. Parties. For convenience purposes only, the named parties to this Agreement are Amrose Oil Company, and Jim Anderson, an individual. Amrose Oil Company will hereafter be referred to as "AMROSE" and Jim Anderson will be referred to hereafter as "JA". As these references are for convenience only they do not limit the references in any way to those specific entities only but are specifically meant to include all entities affiliated or controlled by either party for which the services in this agreement are to be performed.

2. Services. JA is a hereby hired as CEO of AMROSE and appointed to its Board of Directors and is engaged to perform all services required of the Chief Executive Officer of the Company. The duties of the CEO contemplated by this agreement shall include (but are not limited to) the following services;

A. Develop and implement Company policy and goals with assistance from consultants and major stockholders. This will include development and implementation of Company business plan.

B. Assist in all aspects of development of Company from inception through operation including all aspects of process for registration as a publicly registered company.

C. Manage the process of accepting new shareholders in the Company and maintain a system of investor relations with said shareholders that includes regular communication regarding Company news and information.

D. Oversee the day-to-day operations of AMROSE.

E. Work with all AMROSE contractors and consultants and coordinate their activities

F. Identify new prospects who have projects or businesses that AMROSE and/or its interests might acquire or joint venture with as well as negotiating terms, performing due diligence on deal points and other steps involved.

G. Work to identify new projects and business opportunities and negotiate terms of acceptance. This will include work on drafting of acquisition/partnership proposals and offerings to go to targeted projects or businesses and explain/negotiate terms with targets

H. Review and understand the project dynamics of current opportunities as presented to the Company. This will include consulting with oil and gas professionals as necessary for education concerning existing business and new opportunities.

I. Draft operations plans for the purpose of: outlining and managing projects, delegating duties and responsibilities to operatives, providing updates and revisions to the business plan which will be on display to investors and investigating and implementing ways to cut costs and improve efficiency.

J. Manage all aspects of project development involving: maintaining communications with key operatives; constructing timetables and executing them; assessing capital requirements involved and presenting them to the shareholders; consult with geologists and other professionals, land owners or principles and others involved in each project and make assessments and decisions as authorized.
K. Manage and maintain all project books including reports, maps, copies of agreements pertaining to each project and various other related items
L. Help draft press announcements concerning developments in the Company as well as other publications including the corporate website, newsletter or other media or awareness materials.
M. Work with consultants, etc., to outline and present financing strategies and draft proposals to stockholders, retail and accredited investors and other investment groups
N. Follow all SEC rules and maintain secrecy and confidentiality concerning nonpublic information.
O. Strive toward the common goal of building an asset driven, cash-flow based company.
P. Work with professionals and consultants to ensure that financial and corporate disclosures are maintained and posted on time.
R. Implement the corporate agenda including managing the public relations aspects of said agenda including communications with shareholders, investors and other funders.

This listing of services is intended to be comprehensive but it is understood by the parties that such a listing cannot anticipate all circumstances and, thus, is not intended to exclude any other service which the parties may agree to include as a service to be provided under the terms of this Agreement.

It is expected that JA will use all time necessary to provide these services to AMROSE.

3. Compensation. JA shall receive compensation from AMROSE as follows:
A. 125,000 shares of AMROSE common stock to be issued on the last day of each month. JA is to receive a total of 1,250,000 shares of AMROSE as compensation for his services over the contemplated term of this Agreement. If AMROSE becomes a publicly listed company on a recognized exchange or is acquired by another company prior to the completion of the contemplated term of this Agreement, then any unissued shares shall be immediately issued in order to ensure that he has received a total of 1,250,000 common shares of AMROSE according to the terms of this Agreement.
B. The contemplated term of this Agreement is not more than ten (10) months, which may be extended by mutual agreement of the parties.
C. If JA shall quit or be terminated for cause then he shall immediately forfeit any unissued shares of AMROSE at that point and shall only be entitled to the shares he has received to that date.
D. It is understood that all stock issued to JA is non-employee income and shall be reported as such to the Internal Revenue Service.
E. JA's compensation is based on his active involvement in the day to day operations of AMROSE and its interests and may be conducted by JA from any location he chooses.

F. It is contemplated that the services of JA shall be of a part-time nature relying on him to manage his time in such manner as to maximize his effectiveness. Because this is contemplated as a part-time position, the parties understand and agree that JA may pursue and maintain any outside engagements he deems necessary to his economic well-being while still maintaining his fiduciary duty to AMROSE.

4. Confidential Information.

A. Definition. As used herein, confidential information shall mean any information and data of a confidential or proprietary nature which is disclosed by AMROSE to JA including but not limited to, information with respect to financial operational information pertaining to the business of AMROSE or any of its client or affiliated entities. Such information may include but shall not be limited to know-how, business process, strategy and marketing of services, products, software, other technology relating to computer networking, data communications, voice communications and any other means of communication. Any such information furnished to JA shall be, to the best of AMROSE's knowledge, accurate and complete in all material respects at the time furnished. AMROSE represents and warrants that any projections, which have been or will be prepared, will be prepared in good faith based upon assumptions which, in light of the circumstances under which they are made, are reasonable.

B. AMROSE will promptly notify JA if it learns of any material misstatement in, or material omission from, any information previously delivered to JA.

C. Accordingly, AMROSE shall, at its own expense, defend any claim, suit or action brought against JA by any third party (other than liability solely the fault of JA) for damages to said third party stemming from reliance on allegedly false or fraudulent information provided by AMROSE to JA and transmitted by JA to said third party in good faith pursuant to work performed per this agreement, and AMROSE shall pay any damages or settlement assessed against JA under any such claim. JA shall be obligated to give AMROSE prompt written notice of, and the parties to this agreement shall cooperate in the defense of, any such claim, suit or action including appeals and negotiations.

D. Any disclosure of confidential information covered by this agreement by the receiving party shall be considered a material breach of this agreement and shall result in liquidated damages to the disclosing party of $15,000 per violation of this agreement, or actual damages, whichever is greater. This liquidated damages provision shall not be construed to limit any other equitable or injunctive remedy available to AMROSE in the event of a breach by JA.

5. Non-circumvention, Conflicts.

A. Each party hereby irrevocably agrees that he or it shall act in good faith and fulfill all of his or its covenants under this Agreement and shall not use any means or device to circumvent, bypass or otherwise avoid, directly or indirectly, the application or consequences of such covenants.

B. As a member of the Board of Directors, JA understands that he is a fiduciary of AMROSE and, as such, must work in the best interests of AMROSE and its shareholders.

C. JA further agrees that he will not sell or trade any equitable interest he acquires in AMROSE to any third party in a manner that violates his fiduciary obligation to AMROSE.

6. Expenses. AMROSE shall reimburse JA for reasonable expenses incurred in the performance of work pursuant to this Agreement so long as JA details and AMROSE approves said expenses in advance in writing. JA will track, document and record pre-approved out-of-pocket expenses incurred in the performance of his services for AMROSE including, but not limited to:

A. Travel;
B. Accommodations;
C. Mileage;
D. Parking;
E. Tolls;
F. Phone;
G. Fax;
H. Meal expenses.

7. Each party hereby irrevocably agrees that he or it shall act in good faith and fulfill all of its covenants under this Agreement and shall not use any means or device to circumvent, bypass or otherwise avoid, directly or indirectly, the application or consequences of such covenants.

8. It is specifically understood that the name AMROSE is used herein for convenience purposes only and that all reference to said name in this Agreement shall include any and all other entities owned or controlled by AMROSE for which JA shall perform services under this Agreement.

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9. It is understood and agreed by both parties that all obligations and covenants in this Agreement are meant to and shall apply equally to any and all designated affiliated or controlled entities or assigns of either party upon notification to the other party. It is further understood that either party may designate another entity to be either the paying or receiving entity of compensation under this Agreement but that such name designation for compensation transfer purposes shall constitute a transfer or assignment of rights, claims or other responsibilities under this Agreement unless specifically stated and agreed to by both parties in writing.

10. This Agreement shall be binding upon the parties hereto and their respective successors and designated assigns. Nothing in this Agreement, expressed or implied, however, is intended to or does confer any right or claim on any other person or entity, other than the parties hereto and their respective successors or designated assigns.

11. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect pursuant to the terms hereof.

12. The failure of one party to require performance at any time shall not constitute a waiver of any subsequent breach or default of this Agreement or constitute a waiver of the breach itself.

13. This Agreement incorporates the entire understanding of the parties regarding the subject matter hereof, and supersedes all previous agreements or understandings regarding the same, whether written or oral.

14. This Agreement may not be amended, and no portion hereof may be waived, except in a writing duly executed by the parties.

15. This Agreement shall be governed by the laws of the State of Nevada without regard to such state's rules concerning conflict of laws, and both parties agree that Nevada shall be the forum in which any dispute under this contract is governed.

16. The parties hereto waive any right to trial by jury in any action, proceeding or counter claim (whether based upon contract, tort or otherwise) related to or arising from this Agreement.

17. Claims or disputes arising from this Agreement or breach thereof will be settled by binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association. In any arbitration action the arbitrator's award is final, and judgment may be entered in any court having jurisdiction thereof. The losing party in any arbitration agrees to pay all arbitration and court costs, reasonable attorney's fees, and legal interest on any award or judgment in favor of the winning party.

18. If the information disclosed hereunder is material non-public information about the Disclosing Party, then the Receiving Party agrees not to trade in the securities of the Disclosing Party or in the securities of any appropriate and relevant third party until such time as no violation of the applicable securities laws would result from such securities trading.

19. This Agreement may be terminated by either party upon written notification to the other party not less than thirty (30) days prior to the effective date of termination.

20. This Agreement shall be effective for the period beginning June 15, 2011, and continuing until terminated by written notice of either party.

Accepted and agreed to by:

Dated: June 15, 2011

Signed electronically

James W. Anderson